Contact:	BALLY TOTAL FITNESS
8700 West Bryn Mawr Avenue
Chicago, IL 60631
www.Ballyfitness.com
Investors: Kathy Abbott (773) 864-6868 Media: Matt Messinger (773) 864-6850

BALLY TOTAL FITNESS REPORTS RESULTS FOR SECOND QUARTER
AND SIX MONTHS ENDED JUNE 30, 2006
Second Quarter Ended June 30, 2006
•	Net revenues decline 2% from second quarter 2005 to $254.6 million
•	Operating income of $24.0 million declines 1% from prior year quarter
Six Months Ended June 30, 2006
•	Net revenues decline 1% from six months ended June 30, 2005 to $509.8 million
•	Operating income of $42.3 million down 11% compared to prior year
Members at June 30, 2006 total 3.6 million, reflecting modest declines in the periods
CHICAGO, September 11, 2006 – Bally Total Fitness Holding Corporation (NYSE: BFT), the nation’s leader in health and fitness, today announced financial results for the second quarter and six months ended June 30, 2006. The Company also filed its Quarterly Report on Form 10-Q for the second quarter of 2006.
Commenting on the results, Barry R. Elson, Acting Chief Executive Officer, said, “Bally’s business saw its top-line performance negatively affected in the first half of 2006 as a result of a lower average number of total members, a changing mix of new members added and a lower average monthly selling price for new members added. We are continuing to refine the “Build Your Own Membership” business model to address consumers’ clear need for added flexibility, while at the same time positioning the company for future revenue and earnings growth. From an operating perspective, we have instituted a number of management process disciplines to enhance the understanding of our performance drivers. We are also continuing to selectively invest in new equipment to upgrade club facilities, as well as maintain our strong marketing initiatives.”
Don R. Kornstein, Interim Chairman, added, “We are actively pursuing both short-term and long-term financing alternatives that will enable Bally to address its significant debt load and create financial flexibility for its operations. We continue to believe that the Company has an attractive brand franchise, operates in a growing sector of the leisure industry and can achieve improved operational performance over time.”
Second Quarter Financial Results
Net revenues for the quarter of $254.6 million decreased $5.0 million, or 2%, from the second quarter of 2005. Membership services revenue declined $3.8 million, or 2%, to $239.5 million, driven by a 3% decline in the average number of members to 3.581 million. New member adds in the 2006 quarter of approximately 278,000 were approximately 5% lower than the 2005 quarter. Average monthly revenue per member in the quarter was $19.30, up $0.11 compared to the second quarter of 2005. Personal training revenue of $32.2 million grew 1% over the second quarter of 2005. Retail products revenue decreased $1.2 million, or 9%, to $11.5 million from the same period last year, reflecting the conversion of lower performing full-size in-club retail stores to a more cost effective model integrated into front-desk operations.
Cash collections of membership revenue, exclusive of personal training, during the quarter were $192.5 million, a decrease of $3.6 million, or 2%, from 2005 as a result of the lower average number of members and an unfavorable mix of new member adds, continuing the trend seen thus far in 2006. The reported average monthly cash received per member increased $0.13 in the second quarter of 2006 to $17.92, benefited by an approximate $0.31 increase from accelerated payments from members prepaying value plan memberships early and reactivations of previously expired members.
Operating income of $24.0 million for the quarter was $0.2 million, or 1%, below the second quarter of 2005 reflecting the impact of lower revenue, partially offset by a reduction in operating expenses. Key expense categories reflected the following in the second quarter:
•	A $0.5 million reduction in membership services expenses. Expense reduction initiatives continued in the second quarter, resulting in lower overall expense levels, despite higher utility, rent and insurance costs.
•	A $2.7 million, or 21%, decrease in retail product expenses consistent with the decrease in retail revenue resulted in retail operating margin improvement to 7%. The Company’s retail operations had an operating loss of $0.8 million in the second quarter of 2005, compared to operating income of $0.8 million in the second quarter of 2006.
•	A $1.5 million, or 11%, increase in advertising expenses, due to increases in media spending and television production costs.
•	A $0.2 million, or 3%, decrease in information technology costs for the period due to reduced use of outside consultants and lower telecommunications costs partially offset by increased salaries.
•	A $1.8 million, or 12%, decrease in depreciation expense, reflecting lower capital spending and fewer depreciable assets resulting from asset impairment charges in prior periods.
•	A $0.2 million, or 1%, decrease in other general and administrative costs. Higher levels of spending for professional fees related to insurance, Directors’ fees and audit costs were offset by a reversal of approximately $0.9 million of the $4.6 million write-off of equipment at various clubs recorded in the fourth quarter of 2005.
The net loss from continuing operations for the quarter of $0.7 million, ($0.02) per share, reflects a foreign exchange gain of $1.8 million and interest expense of $26.1 million. Interest expense increased $5.0 million over the second quarter of 2005, primarily due to increased amortization of deferred financing fees incurred related to bondholder consent solicitations.
The Company uses EBITDA (operating income plus depreciation and amortization) as a measure of operating performance. The lower revenue contributed to a $2.0 million, or 5%, decline in this performance measure to $37.2 million compared to $39.2 million in the second quarter of 2005. A detailed reconciliation of EBITDA to operating income appears at the end of this release.
Operating results for the second quarter of 2005 have been reclassified to exclude Crunch Fitness, sold January 20, 2006, which is presented as a discontinued operation.

First Six Months 2006 Financial Results
Net revenues for the first six months of 2006 of $509.8 million were $3.6 million, or 1%, below the first six months of 2005. Membership services revenue of $479.2 million was down modestly from the prior year as increased personal training revenue, up $2.2 million, or 4%, offset a $2.5 million or 1% decrease in membership revenue. The decrease in membership revenue is due to a 2% decrease in average members to 3.564 million, reflecting the factors noted above. Average monthly revenue per member increased to $19.46 in the 2006 period from $19.09 for the first half of 2005. Retail products revenue decreased $2.6 million, or 10%, from the same period in 2005 to $23.4 million, for the reasons discussed above. Miscellaneous revenue of $7.2 million was 9% below last year due to lower revenue from strategic partnerships and franchising fees.
Cash collections of membership revenue during the period were $393.1 million, a decrease of $9.9 million, or 2%, from 2005 as a result of the factors discussed above. Reported average monthly cash received per member for the six months of 2006 was $18.38, equal to the prior year period, and benefited in 2006 by an approximate increase of $0.11 from accelerated payments from members prepaying value plan memberships early and reactivations of previously expired members.
Operating income of $42.3 million was down $5.0 million, or 11%, below the first six months of 2005 due to lower revenue and a $1.4 million increase in operating expenses. Membership services expenses increased $3.8 million, or 1%, reflecting higher utility and insurance costs offset by lower personnel costs resulting from expense reduction initiatives. Retail costs were down $4.6 million, or 17%, with substantial improvement in retail operating margin to 7% from (1)% in the first half of 2005. Advertising expenses increased $3.3 million, or 10%, for the period reflecting planned media spending and the impact of deferred production costs from the fourth quarter of 2005. Information technology costs decreased $0.4 million, or 4%, for the period, reflecting the reasons noted earlier for the second quarter. Other general and administrative costs increased $3.6 million, or 12%, over the same period in 2005 as a result of the ongoing litigation and related costs, and increases in insurance, Directors’ fees and audit costs. Driven by lower capital spending in past periods and fewer depreciable assets resulting from impairment charges, depreciation expense decreased by $2.5 million, or 8%, in the 2006 period.
Net income of $31.9 million, or $0.82 per share, increased from $6.2 million, or $0.19 per share, in the first six months of 2005, reflecting the $38.4 million gain on the disposition of Crunch Fitness. Interest expense increased by $9.9 million, or 25%, to $49.2 million in the first half of 2006 due primarily to increased amortization of deferred financing costs ($6.8 million) incurred related to bondholder consent solicitations and higher interest rate levels.
EBITDA for the first six months of 2006 of $69.7 million was $7.5 million below the six-month 2005 amount of $77.2 million, reflecting lower revenue and higher operating expenses.
Operating results for the first half of 2005 have been reclassified to exclude Crunch Fitness, sold January 20, 2006, which is presented as a discontinued operation.

Cash and Liquidity
At June 30, 2006, the Company had $30 million of borrowings and $14.1 million in letters of credit outstanding under its $100 million revolving credit facility, leaving availability at $55.9 million. At August 31, 2006, borrowings had increased to $48.5 million with letters of credit outstanding unchanged at $14.1 million, reducing availability to $37.4 million. The increase in utilization of the revolver reflects a combination of decreased cash collections of membership revenue, customary expense disbursements associated with the Company’s operations, capital expenditures and the July scheduled interest payment to holders of the Company’s 10-1/2 % Senior Notes due 2011. In addition, making the upcoming interest payments due to holders of the 9-7/8 % Senior Subordinated Notes due 2007 in October, 2006 and the 10-1/2 % Senior Notes due 2011 in January, 2007 will further reduce liquidity.
The entire amount outstanding of $171.4 million on the term loan and revolving credit has been included in current maturities as of June 30, 2006 as a result of the early termination provision that will be triggered in the event that the Company’s 9-7/8% Senior Subordinated Notes due 2007 have not been refinanced on or before April 15, 2007. Absent an agreement by the lenders to extend the maturity of the Credit Agreement or the Company refinancing the Credit Agreement, the Company will have insufficient liquidity to operate its business and be unable to satisfy the Credit Agreement obligations when due in April, 2007. If these events occur, the holders of the 9-7/8 % Senior Subordinated Notes due 2007 and the 10-1/2 % Senior Notes due 2011 could accelerate the obligations under those instruments and the Company would not be able to satisfy those obligations. The Company is actively evaluating various alternatives to address its outstanding debt.
Capital Expenditures
Capital expenditures for the first six months of $18.9 million included $7.3 million of capital expenditures in the second quarter. The first half increase of $4.4 million, or approximately 30%, from 2005 primarily resulted from a large, scheduled replacement of exercise equipment early in 2006. The Company has focused its capital spending primarily on maintenance and improvement of existing clubs and limited new club growth. A new club was opened in Carrollton, Texas in April 2006 and in Downey, California in September 2006. One club currently in development is planned to open in 2006, which replaces an existing club. The Company expects to continue controlled capital spending and is currently planning approximately $35 million of capital spending in 2006.
Investor Conference Call
Management will hold a conference call for investors and members of the financial community on September 12, 2006, at 8:00 a.m. Central Standard Time.
In order to participate on the conference call, please dial 866-800-8652, international 617-614-2705, at least 15 minutes before the start of the call. The participant passcode is 79878917. The call can also be accessed live and in archive on the Company’s website, www.ballyfitness.com.
The Company uses EBITDA (operating income plus depreciation and amortization) as a supplemental measure of operating performance and believes it is a useful measure for management and investors for analytical purposes in assessing the Company’s financial performance of its operations. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity.
EBITDA has certain limitations, including the fact that it does not reflect cash expenditures or future cash, working capital or capital expenditure needs, and therefore should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results.
Forward-looking statements in release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the ability to maintain existing or obtain new sources of equity and debt financing, on acceptable terms or at all, to satisfy the Company’s cash needs and obligations; availability, terms, and development of capital; availability of adequate sources of liquidity and the Company’s ability to meet its obligations beyond the first quarter of 2007; ability to satisfy short-term and long-term obligations as they become due; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; success of operating initiatives, advertising and promotional efforts; ability to attract, retain and motivate highly skilled employees; the outcome of the Company’s exploration of strategic alternatives, which is now focused on restructuring and refinancing alternatives; business abilities and judgment of personnel; general economic and business conditions; competition; acceptance of new product and service offerings; changes in business strategy or plans; the effect of material weaknesses in internal controls over financial reporting on the Company’s ability to prepare financial statements and timely file reports with the SEC; the outcome of the SEC and Department of Justice investigations; existence of adverse publicity or litigation (including various stockholder litigations and insurance rescission actions) and the outcome thereof and the costs and expenses associated therewith; changes in, or the failure to comply with, government regulations; and other factors described in our Form 10-Q for the period ending June 30, 2006 and our prior filings with the SEC.
About Bally Total Fitness
Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers, with over 400 owned and franchised facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada(R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
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Bally Total Fitness Holding Corporation
FINANCIAL HIGHLIGHTS
The following is a summary of financial data provided in the Company’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2006. Please refer to this filed document for a more complete explanation of the Company’s results.

	Unaudited		Unaudited
	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Net revenues	(dollars in thousands, except per share and per member)

Membership	$207,342	$211,546	$416,093	$418,599
Personal training	32,207	31,823	63,111	60,905

Membership services revenue	239,549	243,369	479,204	479,504

Retail products	11,460	12,640	23,397	25,987
Miscellaneous	3,622	3,608	7,196	7,879

Net revenues	254,631	259,617	509,797	513,370

Operating costs and expenses
Membership services	170,203	170,713	342,488	338,674
Retail products	10,667	13,424	21,678	26,232
Advertising	16,180	14,641	35,075	31,752
Information technology	5,303	5,472	10,398	10,782
Other general and administrative	15,927	16,111	32,221	28,671
Gain on sale of land and building	(872)	—	(1,773)	—
Depreciation and amortization	13,233	15,023	27,447	29,962

	230,641	235,384	467,534	466,073

Operating income	23,990	24,233	42,263	47,297
Other income (expense)
Interest expense, net	(26,148)	(21,164)	(49,181)	(39,241)
Foreign exchange gain (loss)	1,760	(163)	1,770	44
Other, net	166	64	284	139

	(24,222)	(21,263)	(47,127)	(39,058)
Income (loss) from continuing operations before income taxes	(232)	2,970	(4,864)	8,239
Income tax provision	(501)	(239)	(702)	(479)

Income (loss) from continuing operations	(733)	2,731	(5,566)	7,760
Discontinued operations:
Loss from discontinued operations net of income taxes	—	(1,124)	(872)	(1,538)
Gain on disposal	—	—	38,375	—

Gain (loss) from discontinued operations	—	(1,124)	37,503	(1,538)

Net income (loss)	$(733)	$1,607	$31,937	$6,222

Basic net income (loss) per common share	$(0.02)	$0.05	$0.82	$0.19

Operating data
Average monthly membership revenue recognized per member	$19.30	$19.19	$19.46	$19.09
Average monthly cash received per member	$17.92	$17.79	$18.38	$18.38
Average number of members during the period (000’s)	3,581	3,674	3,564	3,654
Members at end of period (000’s)	3,600	3,671	3,600	3,671
Number of new members joining during the period (000’s)	278	292	635	657
Fitness centers open at end of period	383	391	383	391

Summary cash flow data
Cash provided by operating activities			$10,331	$35,675
Cash provided by (used in) investing activities			29,908	(13,019)
Cash used in financing activities			(42,890)	(12,599)

Increase (decrease) in cash			$(2,651)	$10,057

Cash interest paid			$39,883	$35,737

Non-GAAP Financial Measures
The Company uses EBITDA as a measure of operating performance. The Company defines EBITDA as operating income plus depreciation and amortization. This term is not a measure of performance presented in accordance with GAAP and should not be considered as a substitute for cash flows provided by operating activities or other cash flow and income data prepared in accordance with GAAP. This term as defined by Bally may not be comparable to similarly titled measures used by other companies.
The following table reconciles this non-GAAP measure to operating income.

	Unaudited		Unaudited
	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Operating income	$23,990	$24,233	$42,263	$47,297
Depreciation and amortization	13,233	15,023	27,447	29,962

EBITDA	$37,223	$39,256	$69,710	$77,259